EXHIBIT 5.1

November 22, 2013

PetroLogistics LP
600 Travis Street, Suite 3250
Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel for PetroLogistics LP, a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, PetroLogistics Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Partnership, the “Issuers”), and PL Propylene LLC, a Delaware limited liability company (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the offer and exchange (the “Exchange Offer”) by the Issuers of $365,000,000 aggregate principal amount of their 6.25% Senior Notes due 2020 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii)  guarantee of the Old Notes and the New Notes by the Guarantor (the “Guarantee”).

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of March 28, 2013, among the Issuers, the Guarantor and Wells Fargo Bank, N.A., as Trustee (as it may be amended from time to time, the “Indenture”).  The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion letter is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinion expressed below. In connection with the opinion expressed below, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that:

When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms and (ii) the Guarantee will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

Vinson & Elkins LLP Attorneys at Law	666 Fifth Avenue, 26th Floor
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November 22, 2013 Page

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the laws of the State of Delaware, including without limitation the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, in each case including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws.  We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.